Exhibit 5

December 11, 2008

BNC Bancorp

P.O. Box 1148

Thomasville, NC 27361-1148

Gentleman:

This opinion is rendered for use in connection with the Registration Statement on Form S-8, prescribed pursuant to the Securities Act of 1933, as amended, filed by BNC Bancorp (the “Company”) with the Securities and Exchange Commission, under which 346,455 shares of the Company’s common stock, no par value per share (the “Common Stock”), are to be registered.

As counsel to the Company, we are familiar with the Articles of Incorporation and Bylaws of the Company. We have examined and are familiar with originals or copies certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that:

When the Registration Statement shall have become effective, up to 346,455 shares of the Common Stock, when issued and paid for in the manner set forth in the Plan, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as Exhibit 5 and 23.1 to the Registration Statement.

Very truly yours,

/s/ BROOKS, PIERCE, McLENDON,
HUMPHREY & LEONARD, L.L.P.